July 8, 2019

Dear Shareholder:

The Board of Directors of Wilson Bank Holding Company would like to share the results of our first six months of 2019 with you. The assets of your company as of June 30, 2019 totaled $2.707 billion representing an increase of $163.0 million since December 31, 2018 and an increase of $287.0 million since June 30, 2018. Our net income for the first six months of 2019 was a record $17.8 million up $3.0 million from the first six months of 2018.

We are experiencing a great year of opportunities so far in 2019 of which we are trying to take advantage. We received the “Bauer Financial 5 Star” rating for the quarter ended March 31, 2019. The FMC Group rated our bank as the 5th highest overall bank headquartered in the State of Tennessee for the first quarter of 2019. This rating is scored by profitability, capital adequacy, asset quality, efficiency and return on assets.

We are currently in the process of remodeling the second floor of our Main Office which we expect will be completed in the 4th quarter of this year. This floor will be the location of our Raymond James Investment Center, Commercial Lending, Wilson Bank Holding Company Stock offices, our executive offices, board room, and meeting rooms. We are excited about the enhancements of these areas and sharing them with our customers and community.

It is exciting to see the execution of the succession plans we made in the past to prepare our bank for future retirements. We believe the bank, with our depth of experience and commitment at all levels, is poised to continue to grow and thrive. Thanks for the encouragement and support you have given us as we worked through this process.

The Board of Directors has declared a $.55 per share cash dividend to shareholders of record as of July 1, 2019 that will be payable on July 18, 2019. The latest price at which the Company’s common stock has been sold of which we are aware was $52.25 per share.

As we continue to expand, it is important to increase our market share in both our mature and new markets. You have been a key in helping us do that over the years. We ask for your continued support and willingness to recommend our bank to potential customers in the nine counties we currently serve. We provide a comprehensive suite of financial services and we would be honored to serve individuals you could recommend to us. We strive daily to be “Middle Tennessee’s Community Bank” and make you proud of your investment, not only in the returns we have been able to generate, but also in the way we serve others.

Sincerely,

/s/ Randall Clemons	/s/ John C. McDearman, III	/s/ Jimmy Comer
President/CEO	Executive Vice President	Chairman
Wilson Bank Holding Co.	Wilson Bank Holding Co.	Wilson Bank Holding Co.